Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2019 Financial Results

Fourth Quarter Results Exceeded Guidance

Fiscal Year Same Stores Sales Increased 10% and Operating Income Grew 39%

IRVINE, Calif.--(BUSINESS WIRE)--May 16, 2019--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 30, 2019.

Highlights for the quarter ended March 30, 2019, were as follows:

  Net sales increased 12.9% to $192.8 million.
  Same store sales increased 8.7%, including an increase in retail store same store sales of 9.8% and an increase in e-commerce sales of 3.3%.
  Net income was $8.7 million, or $0.30 per diluted share, compared to $6.9 million, or $0.24 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.02 per share of tax expense related to a return to provision adjustment. Net income per diluted share in the prior-year period includes $0.06 per share of tax benefit from the exercise of stock options.
  The Company opened six new stores during the quarter.

Highlights for the fiscal year ended March 30, 2019, were as follows:

  Net sales increased 14.6% to $776.9 million.
  Same store sales increased 10.0%, including an increase in retail store same store sales of 9.5% and an increase in e-commerce sales of 12.2%.
  Net income was $39.0 million, or $1.35 per diluted share, compared to $28.9 million, or $1.05 per diluted share in the prior-year period. Net income per diluted share in fiscal year 2019 includes $0.13 per share of tax benefit from the exercise of stock options and $0.02 per share of tax expense related to a return to provision adjustment. Net income per diluted share in fiscal year 2018 includes $0.25 per share of tax benefit from the revaluation of deferred tax liabilities and $0.06 per share of tax benefit from the exercise of stock options.
  The Company added 17 stores during the year, including 12 new stores and 5 acquired stores.

Jim Conroy, Chief Executive Officer, commented, “We delivered outstanding financial results in fiscal 2019 with same store sales growth of 10%, including strong gains in both our retail stores and e-commerce channel. The combination of double digit top-line growth and meaningful merchandise margin expansion helped raise our operating margin 150 basis points to 8.3% of sales and drove a significant increase in profitability. We believe our enhanced merchandise assortments featuring a broader offering of exclusive brands, multiple omni-channel initiatives aimed at improving the shopping experience, and new marketing programs have combined to drive our strong performance.”

“We continued to experience strength across the business in the fourth quarter, highlighted by our eighth consecutive quarter of positive same store sales growth in our retail stores and further improvements in e-commerce profitability,” continued Conroy. “We completed another successful rodeo season in Texas, which along with solid results in each of our other geographies, allowed us to exceed expectations. Our recent performance reflects the progress we are making executing our strategic initiatives and underscores our ability to drive sustained growth even in the face of more challenging comparisons. We are now at the halfway point of the first fiscal quarter and our business continues to be very strong with consolidated same store sales growth of 7.5% along with solid merchandise margin performance. Overall, we have strong momentum as we head into fiscal 2020 and we remain very excited about our growth prospects for the current year and beyond.”

Operating Results for the Fourth Quarter Ended March 30, 2019

  Net sales increased 12.9% to $192.8 million from $170.8 million in the prior-year period. Consolidated same store sales increased 8.7%. Excluding the impact of the 3.3% increase in e-commerce same store sales, same store sales increased by 9.8%. The increase in net sales was driven by the increase in same store sales, the sales contribution from acquired stores, and sales from new stores added over the past twelve months.
  Gross profit was $63.4 million, or 32.9% of net sales, compared to $52.9 million, or 31.0% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased due to a 150 basis point increase in merchandise margin rate and 40 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by better full-price selling, growth in exclusive brand penetration, and a benefit from lower shrink.
  Selling, general and administrative expense was $46.9 million, or 24.3% of net sales, compared to $41.6 million, or 24.4% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores.
  Income from operations grew 46.2% to $16.5 million, or 8.6% of net sales, compared to $11.3 million, or 6.6% of net sales, in the prior-year period. This increase represents approximately 200 basis points of improvement in operating profit margin.
  Net income was $8.7 million, or $0.30 per diluted share, compared to $6.9 million, or $0.24 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.02 per share of tax expense related to a return to provision adjustment. Net income per diluted share in the prior-year period includes $0.06 per share of tax benefit from the exercise of stock options.
  Opened 6 new stores, bringing the total count at quarter-end to 240 stores in 33 states.

Operating Results for the Fiscal Year Ended March 30, 2019

  Net sales increased 14.6% to $776.9 million from $677.9 million in the prior-year period. Consolidated same store sales increased 10.0%. Excluding the impact of the 12.2% increase in e-commerce same store sales, same store sales increased by 9.5%. The increase in net sales was driven by the increase in same store sales, the sales contribution from acquired stores, and sales from new stores added over the past twelve months.
  Gross profit was $251.4 million, or 32.4% of net sales, compared to $207.9 million, or 30.7% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased due to a 110 basis point increase in merchandise margin rate and 60 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by better full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expense was $187.1 million, or 24.1% of net sales, compared to $161.7 million, or 23.8% of net sales, in the prior-year period. Selling, general and administrative expenses increased primarily as a result of additional costs to support higher sales and expenses for both new and acquired stores. As a percentage of net sales, selling, general and administrative expenses increased as a result of higher incentive compensation, the marketing launch of the Miranda Lambert product line, and an insurance gain in the prior-year period that did not occur in the current-year period.
  Income from operations grew 39.1% to $64.3 million, or 8.3% of net sales, compared to $46.3 million, or 6.8% of net sales, in the prior-year period. This increase represents approximately 150 basis points of improvement in operating profit margin.
  Net income was $39.0 million, or $1.35 per diluted share, compared to $28.9 million, or $1.05 per diluted share in the prior-year period. Net income per diluted share in fiscal year 2019 includes $0.13 per share of tax benefit from the exercise of stock options and $0.02 per share of tax expense related to a return to provision adjustment. Net income per diluted share in fiscal year 2018 includes $0.25 per share of tax benefit from the revaluation of deferred tax liabilities and $0.06 per share of tax benefit from the exercise of stock options.
  Added 17 stores through new openings and acquisitions and closed three stores.

Balance Sheet Highlights as of March 30, 2019

  Cash of $16.6 million.
  Average inventory per store was up 3.0% on a same store basis compared to March 31, 2018.
  Total net debt of $174.3 million, including a zero balance under the revolving credit facility.

Fiscal Year 2020 Outlook

For the fiscal year ending March 28, 2020 the Company expects:

  To open or acquire 25 stores.
  Same store sales growth of approximately 5.0%.
  Income from operations between $71.5 million and $74.4 million.
  Interest expense of approximately $15.5 million.
  Net income of $41.7 million to $44.0 million.
  Net income per diluted share of $1.42 to $1.50 based on 29.4 million weighted average diluted shares outstanding.

For the fiscal first quarter ending June 29, 2019, the Company expects:

  Same store sales growth of approximately 6.0%.
  Total sales of $178 million to $180 million.
  Net income per diluted share of $0.20 to $0.22 based on 29.1 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter of fiscal year 2019 is scheduled for today, May 16, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 394-8218. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 16, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 2167505. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 239 stores in 33 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	March 30,	March 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$16,614	$9,016
Accounts receivable, net	8,095	4,389
Inventories	240,734	211,472
Prepaid expenses and other current assets	11,900	16,250
Total current assets	277,343	241,127
Property and equipment, net	98,663	89,208
Goodwill	195,858	193,095
Intangible assets, net	62,845	63,383
Other assets	1,366	1,128
Total assets	$636,075	$587,941
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$21,006
Accounts payable	104,955	89,958
Accrued expenses and other current liabilities	46,988	40,034
Total current liabilities	151,943	150,998
Deferred taxes	17,202	13,030
Long-term portion of notes payable, net	174,264	183,200
Capital lease obligation	6,746	7,303
Other liabilities	21,756	18,804
Total liabilities	371,911	373,335

Stockholders’ equity:
Common stock, $0.0001 par value; March 30, 2019 - 100,000 shares authorized, 28,399 shares issued; March 31, 2018 - 100,000 shares authorized, 27,331 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	159,137	148,127
Retained earnings	105,692	66,670
Less: Common stock held in treasury, at cost, 51 and 31 shares at March 30, 2019 and March 31, 2018, respectively	(668)	(194)
Total stockholders’ equity	264,164	214,606
Total liabilities and stockholders’ equity	$636,075	$587,941

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018

Net sales	$192,755	$170,766	$776,854	$677,949
Cost of goods sold	129,349	117,870	525,420	470,034
Gross profit	63,406	52,896	251,434	207,915
Selling, general and administrative expenses	46,907	41,614	187,112	161,660
Income from operations	16,499	11,282	64,322	46,255
Interest expense, net	4,067	3,808	16,331	15,076
Other income, net	1	-	5	-
Income before income taxes	12,433	7,474	47,996	31,179
Income tax expense	3,736	619	8,974	2,300
Net income	$8,697	$6,855	$39,022	$28,879

Earnings per share:
Basic shares	$0.31	$0.25	$1.39	$1.08
Diluted shares	$0.30	$0.24	$1.35	$1.05
Weighted average shares outstanding:
Basic shares	28,327	27,134	28,092	26,744
Diluted shares	28,922	28,245	28,813	27,528

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Year Ended
	March 30,	March 31,	April 1,
	2019	2018	2017
Cash flows from operating activities
Net income	$39,022	$28,879	$14,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,256	16,000	14,555
Stock-based compensation	2,873	2,248	3,023
Amortization of intangible assets	646	1,128	2,155
Amortization of debt issuance fees and debt discount	1,235	1,199	1,145
Loss on disposal of property and equipment	23	252	367
Damaged asset write-off	312	2,357	—
Store impairment charge	455	83	1,164
Accretion of above market leases	(28)	(2)	(36)
Deferred taxes	4,172	1,860	6,175
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(3,706)	(35)	(223)
Inventories	(27,702)	(24,598)	(12,761)
Prepaid expenses and other current assets	4,179	(3,281)	(3,805)
Other assets	(254)	(167)	5
Accounts payable	14,191	13,062	10,501
Accrued expenses and other current liabilities	6,882	3,977	(483)
Other liabilities	2,704	1,238	5,172
Net cash provided by operating activities	$63,260	$44,200	$41,151
Cash flows from investing activities
Purchases of property and equipment	$(27,525)	$(24,418)	$(22,293)
Insurance recoveries for property and equipment	184	865	—
Acquisition of business or assets, net of cash acquired	(4,424)	—	(1,305)
Net cash used in investing activities	$(31,765)	$(23,553)	$(23,598)
Cash flows from financing activities
Payments on line of credit - net	$(21,006)	$(12,268)	$(15,541)
Repayments on debt and capital lease obligations	(10,554)	(10,448)	(2,378)
Debt issuance fees paid	—	(520)	—
Tax withholding payments for net share settlement	(474)	(125)	(69)
Proceeds from the exercise of stock options	8,137	3,695	1,275
Net cash used in financing activities	$(23,897)	$(19,666)	$(16,713)

Net increase in cash and cash equivalents	7,598	981	840
Cash and cash equivalents, beginning of period	9,016	8,035	7,195
Cash and cash equivalents, end of period	$16,614	$9,016	$8,035

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$649	$614	$4,192
Cash paid for interest	$14,947	$13,743	$13,646
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,877	$1,315	$2,421
Equipment acquired through capital lease	$171	$—	$—

Boot Barn Holdings, Inc. Store Count

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 26,	April 1,	March 31,	June 30,	September 29,	December 29,	March 30,
	2016	2017	2018	2018	2018	2018	2019
Store Count (BOP)	169	208	219	226	230	232	234
Opened/Acquired	47	12	9	6	3	2	6
Closed Boot Barn Stores	(2)	(1)	(2)	(2)	(1)	—	—
Closed Sheplers Stores	(6)	—	—	—	—	—	—
Store Count (EOP)	208	219	226	230	232	234	240

Debt Covenant EBITDA Reconciliation (Unaudited)

	Thirteen Weeks Ended
	March 30,	December 29,	September 29,	June 30,	March 31,
	2019	2018	2018	2018	2018
Boot Barn's Net Income	$8,697	$19,030	$4,534	$6,761	$6,855
Income tax expense/(benefit)	3,736	6,260	10	(1,032)	619
Interest expense, net	4,067	4,011	4,153	4,100	3,808
Depreciation and intangible asset amortization	5,178	4,720	4,573	4,431	4,610
Boot Barn's EBITDA	$21,678	$34,021	$13,270	$14,260	$15,892

Non-cash stock-based compensation (a)	$666	$791	$804	$612	$398
Non-cash accrual for future award redemptions (b)	(73)	526	92	22	(120)
Loss/(gain) on disposal of assets (c)	-	(4)	27	-	179
Store impairment charge (d)	-	150	92	213	83
Secondary offering costs (e)	-	-	-	176	294
Boot Barn's Adjusted EBITDA	$22,271	$35,484	$14,285	$15,283	$16,726

Additional adjustments (f)	1,059	455	553	935	546
Consolidated EBITDA per Loan Agreements	$23,330	$35,939	$14,838	$16,218	$17,272

(a) Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Represents loss/(gain) on disposal of assets from store closures.
(d) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(e) Represents professional fees and expenses incurred in connection with the January 2018 and May 2018 secondary offerings.
(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com